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                                                                    EXHIBIT 99.1


THURSDAY NOVEMBER 15, 6:07 AM EASTERN TIME

PRESS RELEASE

SOURCE: Sagent

                   SAGENT APPOINTS NEW CHIEF FINANCIAL OFFICER

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--Nov. 15, 2001--Sagent (Nasdaq:SGNT - news), a leading provider of enterprise Business Intelligence solutions, today announced the appointment of Steven R. Springsteel to the position of executive vice president and chief financial officer.

"Steve's extensive background in finance, operations and equity markets with leading edge enterprise software companies, makes him a great addition to our team," said Ben Barnes, president and CEO, Sagent. "We are pleased he has joined Sagent's executive team, and I am confident he will be a key contributor to Sagent's growth plan."

As executive vice president and chief financial officer for Sagent, Springsteel will be responsible for all aspects of financial management and planning, investor relations as well as legal and audit affairs. "I was drawn to Sagent by its seasoned executive team which is addressing a compelling need in a growing market, and I am pleased to be part of this exceptional company," Springsteel said.

Springsteel has more than 20 years of experience in financial and operational management of both public and privately held high-tech companies. His accomplishments include the management of two successful IPOs, the raising of equity funding, and extensive experience in formulating and implementing complex business strategies.

Before joining Sagent, Springsteel was chief operating office and chief financial officer of NOCpulse, a provider of operational support system technology to monitor and control Internet infrastructures. He has also served as executive vice president and chief financial officer of Chordiant Software; vice president and chief financial officer of Multipoint Networks; and corporate controller of the Santa Cruz Operation (SCO).

About Sagent

Sagent's suite of Business Intelligence solutions enables companies to measurably impact their business by implementing highly successful customer relationship and financial management initiatives. Through Sagent's powerful enabling technologies, organizations can easily and rapidly turn company data into relevant information that can be used for effective decision-making, analysis and reporting. Information can be extracted from multiple sources (internal and external), optimized for decision support and delivered in a customized format for Web-based or client applications. Even the most complex analytic application can be developed in weeks, not months.


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More than 1,500 companies have selected Sagent software to enhance customer retention, cross-sell/up-sell, improve customer service, increase efficiencies of marketing campaigns, streamline business operations, analyze financials, and reduce costs. Customers include AT&T, BP Amoco, Boeing Employees Credit Union, Bristol Meyers, British Telecom, California State Automobile Association, Citibank, GPU Energy, Johnson & Johnson (UK), Kemper National Insurance, Kinecta Federal Credit Union, Provident Central Credit Union, Safeway and Siemens. Sagent retains strategic relationships with partners such as Advent Software, Commerce One, Compaq, EDS, IBM, Microsoft, NEC, SAS and Sun Microsystems. Sagent is headquartered in Mountain View, California, and can be reached at http://www.sagent.com.

Sagent is a registered trademark of Sagent Technology Inc. All other trademarks are the property of their respective owners.


Contact:

     Sagent, Mountain View
     Lisa Bergamo, 650/815-3351
     lbergamo@sagent.com


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